Filed Pursuant to Rule 424(b)(5)
Registration No. 333-146710
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 4, 2008)

900,000 Shares

Common Stock

We are selling 900,000 shares of our common stock. Our common stock is traded on the Nasdaq Global Market under the symbol “INXI.” On June 18, 2008, the last reported sales price of our common stock on the Nasdaq Global Market was $12.68 per share.

We have retained Raymond James & Associates, Inc. to act as the exclusive placement agent for us in connection with the shares offered by this prospectus supplement and the accompanying prospectus. The placement agent is not purchasing or selling any of these shares nor is it required to sell any specific number or dollar amount of shares, but will use commercially reasonable efforts to arrange for the sale of the shares of common stock offered by this prospectus supplement. Please see the section entitled “Plan of Distribution” in this prospectus supplement.

You should consider the risks which we have described in “Risk Factors” beginning on page S-5 before buying shares of our common stock.

	Per
	Share	Total

Public offering price	$11.00	$9,900,000
Placement agent fee	$0.72	$643,500
Proceeds, before expenses, to us*	$10.28	$9,265,500

*We expect the total offering expenses, excluding placement agent fees, to be approximately $240,000 for all sales pursuant to this prospectus supplement. Because there is no minimum offering amount required as a condition to closing this offering, the actual offering amount, placement agent fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The placement agent expects to deliver the shares to purchasers on or about June 25, 2008.

RAYMOND JAMES

The date of this prospectus supplement is June 19, 2008.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the other documents we incorporate by reference in this prospectus supplement and in the accompanying prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements, which are based on certain assumptions, and describe our future plans, strategies, and expectations, are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or other similar expressions. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies are inherently uncertain. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus supplement and the accompanying prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading “Risk Factors,” beginning on page S-5 of this prospectus supplement. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement. We do not assume any obligation to revise forward-looking statements except as may be required by law.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of securities described in the accompanying prospectus in one or more offerings, from time to time, up to a total dollar amount of $100,000,000, of which this offering is a part. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about the common stock we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under “Incorporation by Reference” on page S-19 of this prospectus supplement, before investing in shares of our common stock. Unless otherwise indicated in this prospectus supplement, the terms the “Company,” “we,” “us,” and “our” mean INX Inc. and our consolidated subsidiaries.

INX INC.

We are a provider of advanced technology unified communications and data center solutions for enterprise-class organizations, such as corporations, schools and federal, state and local governmental agencies. The solutions we provide are based primarily on technology from Cisco Systems, Inc. (“Cisco”), NetApp, Inc. (“NetApp”) and VMware, Inc. (“VMWare”). We believe that our focus, expertise and experience position us to deliver superior solutions and services to our customers and enable us to better compete in the markets that we serve.

The convergence of data, voice and video into a single seamless Internet Protocol (“IP”) network communications infrastructure, commonly referred to as unified communications, is increasingly responsible for driving business benefits through improved business operations. The foundational platform of a unified communications system is a robust, secure, high-performance, high-availability IP network infrastructure that includes the quality of service attributes necessary to enable high quality voice traffic transmission. Data center technology, including servers and shared network-attached storage, such as storage area network (“SAN”) systems, are becoming increasingly interconnected using the IP network. Network attached storage (“NAS”) is increasingly being accessed through Internet SCSI (Small Computer System Interface) protocol, which allows the common SCSI storage communications protocol to be utilized over the IP network. The use of Fibre Channel over Ethernet is expected to enhance data center communications by allowing the use of Fibre Channel connectivity of SAN systems using IP network technology. Virtualization of data center computing resources is causing the need for low latency, highly stable data center network connectivity, which requires that data center IP network equipment and architecture be optimized for use in a data center environment.

The unified communications solutions we offer are based primarily on Cisco technology and include LAN/WAN routing and switching, Internet Protocol telephony, voice over IP, network security and wireless networks. The data center solutions we offer include data center network infrastructure based primarily on Cisco technology, NAS and SAN facilities based primarily on NetApp technology, and server virtualization solutions based primarily on VMware technology.

We provide assessments of our customers’ needs, and then design, implement and support the solutions we provide. We design our solutions with the complete life-cycle of our customer’s advanced technology investment in mind. Within a finite set of technology practice areas, we have standardized our assessment, design, implementation and post-implementation support processes to drive reliable and scalable solutions that can be tailored to meet the business objectives of our clients. Because of our substantial experience and technical expertise, we believe we are well-positioned to take advantage of what we believe to be a growing trend of implementation by enterprise organizations of unified communications and virtualized data center technology, and the trend towards the IP network becoming the platform for virtually all enterprise communications.

The market for the technology solutions we provide is extremely competitive. We compete with larger and better financed organizations. We currently have fifteen physical offices, which are located in Texas, California, Idaho, Massachusetts, New Mexico, Oregon, Washington and Washington, DC. We market primarily to enterprise-class organizations headquartered in or making purchasing decisions from markets that we serve with branch offices. We plan to continue to expand into additional markets throughout the United States by establishing additional branch offices in other markets, either by opening additional offices or through acquisitions.

We derive revenue from sales of both products and services. Our product sales consist primarily of sales of Cisco brand products and, to a lesser degree, products from NetApp and VMware. Our services revenues are derived from two principal types of services: professional services that include assessment, design and implementation engineering services, and post-sale support services, which consist of remote monitoring and managed services for enterprise network infrastructure and data center technology.

Our principal executive offices are located at 6401 Southwest Freeway, Houston, Texas 77074, and our telephone number is (713) 795-2000.

RECENT DEVELOPMENTS

On June 3, 2008, we entered into an amendment to our senior credit facility with Castle Pines Capital LLC (“Castle Pines”) to increase the maximum aggregate line of credit to $60 million from $50 million. We use the Castle Pines senior credit facility primarily for inventory financing and working capital requirements. The amendment also modified a financial covenant contained in the related credit agreement.

On June 6, 2008, we completed the acquisition of the operations and certain assets, and the assumption of specified liabilities, of Access Flow, Inc. (“AccessFlow”). AccessFlow is a Sacramento, California-based consulting organization focused on delivering VMware-based data center virtualization solutions, with revenues for the twelve months ended March 31, 2008 of approximately $10.5 million. Neither AccessFlow nor any shareholder of AccessFlow had any prior affiliation with the Company.

At closing, the consideration we paid to AccessFlow was comprised of (a) $2,450,000 in cash and (b) 262,692 shares of our common stock. We determined the number of shares of common stock issued by dividing $2,626,920 by the lesser of (1) the average closing price per share of common stock, as reported by NASDAQ for the five consecutive trading days ending prior to the second day before June 6, 2008, which was $12.96 per share, or (2) $10.00 per share. 24,000 shares of the stock consideration were placed in escrow under holdback provisions defined in the asset purchase agreement relating to the transaction. The two shareholders of AccessFlow entered into five-year noncompete agreements with us at closing, which provide for payments to each totaling $50,000 payable in equal monthly installments over the six month period subsequent to closing.

We may be obligated to pay additional purchase consideration to AccessFlow based on the achievement of certain financial performance criteria during each of the one-year periods ending June 30, 2009 and June 30, 2010. The financial performance criteria upon which such additional purchase consideration is based include the following business components: (1) the acquired AccessFlow Sacramento, California branch office revenue excluding its hosting business, (2) the acquired AccessFlow hosting business, and (3) customer billings for certain virtualization products and services specified in the asset purchase agreement generated by our pre-existing 14 branch office locations. The asset purchase agreement specifies the computation of additional purchase consideration earned under each business component, including the minimum and maximum potential additional purchase consideration payable for each of the two years. For each business component, the minimum annual additional purchase consideration payable is zero and the maximum annual additional purchase consideration payable is (a) $405,000, (b) $405,000, and (c) $540,000, respectively. At the Company’s option, 50% of such additional purchase price may be paid in the form of common stock.

THE OFFERING

Common stock offered by us	900,000 Shares

Shares outstanding after the offering	8,322,840 Shares

Use of proceeds	We intend to use approximately $6 million of the net proceeds of this offering, after expenses, to repay existing indebtedness under our existing acquisition credit facility, which bears interest at a rate per annum of prime plus 2.0% (7.0% on June 18, 2008). Repayment of the advance under the acquisition credit facility is interest only for the year ended August 31, 2008, with repayment of principal amortized over the subsequent 36 or 48 month period without prepayment penalty. We expect to use the remainder of the Net Proceeds (after expenses) for various other general corporate purposes, including possible future acquisitions. See “Use of Proceeds.”

Dividend policy	We have not historically paid dividends on our common stock and do not expect to pay any cash dividends on our common stock in the foreseeable future. We intend to retain our future earnings to help finance the growth and development of our business.

Risk factors	See “Risk Factors” on page S-5.

Nasdaq Global Market symbol	INXI

The number of shares shown as outstanding after the offering assumes completion of the offering as of March 31, 2008, and excludes:

•	1,408,692 shares of common stock issuable upon the exercise of outstanding stock options under our equity incentive plans, with a weighted average exercise price of $4.70 per share, of which options with respect to 84,080 shares were exercised between the period of March 31, 2008 to June 19, 2008;

•	7,443 shares of common stock we awarded to directors on May 14, 2008 pursuant to our existing directors’ compensation plan;

•	262,692 shares of common stock we issued to Access Flow, Inc. on June 6, 2008 in connection with our acquisition of its operations and certain assets, and the assumption of specified liabilities and 11,935 shares of common stock we issued to the broker of the transaction;

•	75,000 shares of common stock which are issuable on July 1, 2008 to Network Architects, Inc. for the year ended May 31, 2008 under our asset purchase agreement with Network Architects, Inc.;

•	349,829 shares of common stock available for future grants under our equity incentive plans which were approved at our May 13, 2008 Annual Stockholders Meeting;

•	500,000 shares of common stock available for purchase under our employee stock purchase plan which were approved at our May 13, 2008 Annual Stockholders Meeting;

•	outstanding warrants to purchase up to 100,000 shares of our common stock at a weighted average exercise price of $19.92 per share, of which 3,155 shares were issued between the period of March 31, 2008 to June 19, 2008;

•	up to 625,000 shares of common stock issuable upon exercise of our publicly traded warrants and warrants underlying certain of the warrants referenced above at an exercise price of $12.45 per share;

•	outstanding warrants we have issued to service providers to purchase up to 90,000 shares of our common stock at a weighted average exercise price of $7.11 per share; and

•	shares of common stock issuable under the Select, Inc. and Access Flow, Inc. purchase agreements contingent upon the attainment of performance criteria, for which the maximum value of future shares issued, if any, is $1,875,000.

See “Dilution” on page S-15.

RISK FACTORS

An investment in our common stock is subject to various risks and uncertainties that are inherent in our business. Before making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus supplement, including the risks and uncertainties that follow. Additional risks that are not currently known to us, or that we currently believe to be immaterial, may also have a material effect on our financial condition and results of operations.

Risks Related to our Business

We have a history of losses and may continue to incur losses.

While we have generated positive operating profits for the past two years, we incurred a net loss from continuing operations in 2000, 2001, 2002 and 2004. During 2005, our income from continuing operations was $812 excluding the noncash charge for remeasurement of stock options discussed in Note 11 to the consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007. We cannot assure you that we will achieve profitability or continue to remain profitable in upcoming quarters or years. In order to maintain profitability, we will have to maintain or increase our operating margin, and we cannot provide any assurance that we will be able to do so. If we are unable to increase revenue, if our gross margins decrease, or if we are unable to control our operating expenses, our business could produce losses. We have only recently become consistently profitable on a quarterly basis during less than the past two years, and are in a rapidly changing industry. In addition, our business depends upon winning new contracts with new customers, the size of which may vary from contract to contract. When we open new branch offices to expand our geographic presence, we expect the newly opened branch offices to produce operating losses for a period of six to eighteen months or more. Whether we are able to remain profitable in the future will depend on many factors, but primarily upon the commercial acceptance of the technologies and product lines that we promote the use of, including, importantly, the network routing and switching products and IP telephony products developed and marketed by Cisco.

Our success depends upon maintaining our relationship with Cisco and other key vendors.

Substantially all of our revenue for the years ended December 31, 2007, 2006, and 2005 was derived from or dependent upon the sale of Cisco products and related services. We anticipate that these products and related services will continue to account for a substantial portion of our revenue for the foreseeable future. We have a contract with Cisco to purchase the products that we resell, and we purchase substantially all of our Cisco products directly from Cisco. Cisco can terminate this agreement on relatively short notice. Cisco has designated us an authorized reseller and we receive certain benefits from this designation, including special pricing and payment terms. We have in the past, and may in the future, purchase Cisco-centric products from other sources. When we purchase Cisco-centric products from sources other than Cisco, the prices are typically higher and the payment terms are not as favorable. Accordingly, if we are unable to purchase directly from Cisco and maintain our status as an authorized reseller of Cisco network products, our business could be significantly harmed. In addition, we also depend upon maintaining our relationship with a number of other key vendors, including Netapp and VMware. If we are unable to purchase products from any of our key vendors, including Cisco, Netapp and VMware, or from other sources on terms that are comparable to the terms we currently receive, our business would be harmed and our operating results and financial condition would be materially and adversely affected.

Our success depends upon broad market acceptance of IP telephony.

A substantial portion of our revenue is derived directly from or dependent upon our customers implementing IP telephony. The market for IP telephony products and services is relatively new and is characterized by rapid technological change, evolving industry standards and strong customer demand for new products, applications and services. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, recently introduced IP telephony products and services are highly uncertain. We cannot assure you that the use of IP telephony will become widespread. The commercial acceptance of IP telephony products, including Cisco-centric products, may be affected by a number of factors including:

•	quality of infrastructure;

•	security concerns;

•	equipment, software or other technology failures;

•	government regulation;

•	inconsistent quality of service;

•	poor voice quality over IP networks; and

•	lack of availability of cost-effective, high-speed network capacity.

If the market for IP telephony fails to develop, develops more slowly than we anticipate, or if IP telephony products fail to achieve market acceptance, our business will be adversely affected.

Although our success is generally dependent upon the market acceptance of IP telephony, our success also depends upon a broad market acceptance of Cisco-centric IP telephony.

We cannot assure you that the Cisco-centric IP telephony products we offer will obtain broad market acceptance. Competition, technological advances and other factors could reduce demand for, or market acceptance of, the Cisco-centric IP telephony products and services we offer. In addition, new products, applications or services may be developed that are better adapted to changing technology or customer demands and thus could render our Cisco-centric products and services unmarketable or obsolete. To compete successfully, the Cisco-centric IP telephony products we offer must achieve broad market acceptance and we must continually enhance our related software and customer services in a timely and cost- effective manner. If the Cisco-centric IP telephony products we offer fail to achieve broad market acceptance, or if we do not adapt our existing services to customer demands or evolving industry standards, our business, financial condition and results of operation could be significantly harmed.

Our success depends upon broad market acceptance of virtualization technology, and in particular the virtualization technology of VMware.

A key part of our growth strategy is dependent upon broad market acceptance of virtualization technology, and in particular the virtualization technology of VMware. The market for virtualization software is relatively new and is characterized by rapid technological change, evolving industry standards and strong customer demand for new products, applications and services. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of virtualization technology is highly uncertain. We cannot assure you that the use of virtualization technology will be widespread.

Our business depends on the level of capital spending by enterprises for the advanced technology products and services we offer.

As a supplier of advanced technology solutions for enterprises, our business depends on the level of capital spending for such solutions by enterprises in our markets. We believe that an enterprise’s investment in advanced technology systems such as network infrastructure, IP telephony, wireless networking, network data storage and network security, and related services depends largely on general economic conditions that can vary significantly as a result of changing conditions in the economy as a whole. The market for the solutions we provide may continue to grow at a modest rate or not at all, or may decrease. If our customers decrease their level of spending, our revenue and operating results would likely be adversely affected. In the latter part of 2007, and continuing into early 2008, we witnessed decreased spending by customers due to what we believe was uncertainty surrounding the status of the U.S. economy. To the extent that customers continue to delay moving forward with projects because of actual or perceived economic uncertainty, our revenue and profitability will be negatively impacted.

Our profitability depends on Cisco product pricing and incentive programs.

Our annual and quarterly gross profits and gross margins on product sales are materially affected by Cisco product pricing and incentive programs. These incentive programs currently enable us to qualify for cash rebates or product pricing discounts and are generally earned based on sales volumes of particular Cisco products and customer satisfaction levels. We recognized vendor incentives as a reduction of cost of sales amounting to $7,200, $6,303 and $2,876 in 2007, 2006 and 2005, respectively, representing 3.5%, 4.0%, and 2.7% of total revenues. From time to time Cisco changes the criteria upon which qualification for these incentives are based, and there is no assurance that we will continue to meet the program qualifications. Cisco is under no obligation to continue these incentive programs. In addition, we expect our future profitability to be impacted not only by pricing and incentive programs of Cisco, but also by the pricing and incentive programs of NetApp, VMware and other key vendors.

A substantial portion of our customers are based in Texas.

Until mid-2005 we were primarily a Texas-based organization and the majority of our customers were in Texas. While we are much less dependent upon Texas customers now than we were two years ago, a substantial portion of our customers are still based in Texas. Therefore, our revenue and hence our profitability would be materially affected by a downturn in economic conditions in Texas, in addition to any general economic downturn in the United States. If demand for the products and services we provide to customers in Texas decreases, our business, financial condition and results of operations could be significantly harmed.

Our strategy contemplates rapid geographic expansion, which we may be unable to achieve and which is subject to numerous uncertainties.

A component of our strategy is to become one of the leading national providers of the advanced technology solutions we provide. To achieve this objective, we must either acquire existing businesses or hire qualified personnel in various locations throughout the country, fund a rapid increase in operations and implement corporate governance and management systems that will enable us to function efficiently on a national basis. Identifying and acquiring existing businesses is a time-consuming process and is subject to numerous risks. Qualified personnel are in demand, and we expect the demand to increase as the market for the advanced technology solutions that we provide grows. We will also likely face competition from our existing competitors and from local and regional competitors in the markets we attempt to enter. A rapid expansion in the size and geographical scope of our business is likely to introduce management challenges that may be difficult to overcome. We cannot assure you that we will be successful in expanding our operations or achieving our goal of becoming a national provider of advanced technology solutions. An unsuccessful expansion effort would consume capital and human resources without achieving the desired benefit and would have an adverse affect on our business, financial condition and results of operations.

We may require additional financing to achieve expansion of our business operations, and failure to obtain financing may prevent us from carrying out our business plan.

We may need additional capital to grow our business. Our business plan calls for the expansion of sales of our advanced technology solutions to enterprises in geographical markets where we currently do not operate, including expansion through acquisitions. If we do not have adequate capital or are not able to raise the capital to fund our business objectives, we may have to delay the implementation of our business plan. We can provide no assurance that we will be able to obtain financing if required, or, if financing is available, there is no assurance that the terms would be favorable to existing stockholders. Our ability to obtain additional financing is subject to a number of factors, including general market conditions, investor acceptance of our business plan, our operating performance and financial condition, and investor sentiment. These factors may affect the timing, amount, terms or conditions of additional financing available to us.

We require access to significant working capital and vendor credit to fund our day-to-day operations. Our failure to comply with the financial and other covenants under our working capital facility could lead to a termination of the agreement and an acceleration of our outstanding debt.

We require access to significant working capital and vendor credit to fund our day-to-day operations. Our credit facility with Castle Pines contains a number of financial and other covenants. A breach of these financial or other covenants, unless waived, would be a default under the credit facility. Upon an event of default, Castle Pines may terminate the credit facility and/or declare all amounts outstanding under the credit facility immediately due and payable. The acceleration of our debt could have a material adverse effect on our financial condition and liquidity. Additionally, the amount of working capital available to us under the credit facility is dependent upon the amount and quality of our accounts receivable. A significant default or payment delays of our accounts receivable could materially adversely affect our borrowing base and our access to sufficient working capital, which would have an adverse affect on our business, financial condition and results of operations.

We may be unable to manage our growth effectively, which may harm our business.

The ability to operate our business in a rapidly evolving market requires effective planning and management. Our efforts to grow have placed, and are expected to continue to place, a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will require us to successfully attract, train, motivate and manage new employees, to integrate new employees into our operations and to continue to improve our operational, financial and management controls and procedures. If we are unable to implement adequate controls or integrate new employees into our business in an efficient and timely manner, our operations could be adversely affected and our growth could be impaired.

Our operating results have historically been volatile, and may continue to be volatile, particularly from quarter to quarter.

Our quarter-to-quarter revenue, gross profit and operating profitability have fluctuated significantly. During quarterly periods in which we realize lower levels of revenue our profitability is generally negatively impacted. Our quarterly operating results have historically depended on, and may fluctuate in the future as a result of, many factors including:

•	volume and timing of orders received during the quarter;

•	amount and timing of supplier incentives received in any particular quarter, which can vary substantially;

•	gross margin fluctuations associated with the mix of products sold;

•	general economic conditions;

•	patterns of capital spending by enterprises for communications products;

•	the timing of new product announcements and releases;

•	pricing pressures;

•	the cost and effect of acquisitions;

•	the amount and timing of sales incentives we may receive from our suppliers, particularly Cisco; and

•	the availability and cost of products and components from our suppliers.

As a result of these and other factors, we have historically experienced, and may continue to experience, fluctuations in sales and operating results. In addition, it is possible that in the future our operating results may fall below the expectations of analysts and investors, and as a result, the price of our securities may fall.

We have many competitors and expect new competitors to enter our market, which could increase price competition and may affect the amount of business available to us and the prices that we can charge for our products and services.

The markets for all of the products and services we offer are extremely competitive and subject to rapid change. Substantial growth in demand for the advanced technology products we provide has been predicted by industry analysts, and we therefore expect competition to increase as existing competitors enhance and expand their products and services and as new participants enter the market. A rapid increase in competition could negatively affect the amount of business that we obtain and the prices that we are able to charge.

Additionally, many of our competitors and potential competitors have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

•	develop and expand their products and services more quickly;

•	adapt faster to new or emerging technologies and changing customer needs;

•	take advantage of acquisitions and other opportunities more readily;

•	negotiate more favorable agreements with vendors;

•	devote greater resources to marketing and selling their products; and

•	address customer service issues more effectively.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships with each other to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. A material and/or rapid increase in competition would likely have an adverse affect on our business, financial condition and results of operations.

Business acquisitions, dispositions or joint ventures entail numerous risks and may disrupt our business, dilute stockholder value or distract management attention.

As part of our business strategy, we have completed acquisitions and plan to continue to consider acquisitions of, or significant investments in, businesses that offer products, services and technologies complementary to ours. Any acquisition could materially adversely affect our operating results and/or the price of our securities. Acquisitions involve numerous risks, some of which we have experienced and may continue to experience, including:

•	unanticipated costs and liabilities;

•	difficulty of integrating the operations, products and personnel of the acquired business;

•	difficulty retaining key personnel of the acquired business;

•	difficulty retaining customers of the acquired businesses;

•	difficulties in managing the financial and strategic position of acquired or developed products, services and technologies;

•	difficulties in maintaining customer relationships, in particular where a substantial portion of the target’s sales were derived from products that compete with products that we currently offer;

•	the diversion of management’s attention from the core business;

•	inability to maintain uniform standards, controls, policies and procedures; and

•	damage to relationships with acquired employees and customers as a result of integration of the acquired business.

Finally, to the extent that shares of our common stock or rights to purchase common stock are issued in connection with any future acquisitions, dilution to our existing stockholders will result and our earnings per share may suffer. Any future acquisitions may not generate the anticipated level of revenue and earnings or provide any benefit to our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.

Our international operations, which we plan to expand, will subject us to additional risks that may adversely affect our operating results due to increased costs.

Revenue generated by products delivered and services provided outside the United States, as a percentage of consolidated revenue, was approximately 3.7%, 4.9% and 3.5% for 2007, 2006 and 2005, respectively. Substantially all of our international revenue represents products delivered or services provided in foreign countries for companies based in the United States or for the United States Armed Forces under contracts entered into, administered and paid in the United States. We intend to continue to pursue international opportunities. Pursuit of international opportunities may require us to make significant investments for an extended period before returns on such investments, if any, are realized. International operations are subject to a number of risks and potential costs, including:

•	unexpected changes in regulatory requirements and telecommunication standards;

•	tariffs and other trade barriers;

•	risk of loss in currency exchange transactions;

•	exchange controls or other currency restrictions;

•	difficulty in collecting receivables;

•	difficulty in staffing and managing foreign operations;

•	the need to customize marketing and products;

•	inadequate protection of intellectual property in countries outside the United States;

•	adverse tax consequences; and

•	political and economic instability.

Any of these factors could prevent us from increasing our revenue and therefore adversely affect our operating results. We may not be able to overcome some of these barriers and may incur significant costs in addressing others.

If we lose key personnel we may not be able to achieve our objectives.

We are dependent on the continued efforts of our senior management team, including our Chairman and Chief Executive Officer, James Long, our President and Chief Operating Officer, Mark Hilz, and our Vice President and Chief Financial Officer, Brian Fontana. If for any reason, these or other senior executives or other key members of management do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. We cannot assure you that we will be able to continue to retain our senior executives or other personnel necessary for the maintenance or development of our business.

We may not be able to hire and retain highly skilled technical employees, which could affect our ability to compete effectively and could adversely affect our operating results.

We depend on highly skilled technical personnel to research and develop and to market and service our advanced technology solutions and to provide the services we provide to our customers. To succeed, we must hire and retain employees who are highly skilled in rapidly changing communications technologies. In particular, as we implement our strategy of focusing on advanced technology solutions, we will need to:

•	hire more employees with experience developing and providing advanced technology products and services;

•	retrain our current personnel to sell and support the advanced technology solutions that we intend to market in the future; and

•	retain personnel to service our products.

Individuals who can perform the services we need to provide our products and services are scarce. Because the competition for qualified employees in our industry is intense, hiring and retaining qualified employees is both time-consuming and expensive. We may not be able to hire enough qualified personnel to meet our needs as our business grows or to retain the employees we currently have. Our inability to hire and retain the individuals we need could hinder our ability to sell our existing products, systems, software or services or to develop and sell new ones. If we are not able to attract and retain qualified employees, we will not be able to successfully implement our business plan and our business will be harmed.

If we are unable to protect our intellectual property rights, our business may be harmed.

Although we attempt to protect our intellectual property through patents, trademarks, trade secrets, copyrights, confidentiality and non-disclosure agreements and other measures, intellectual property is difficult to protect and these measures may not provide adequate protection. Patent filings by third parties, whether made before or after the date of our patent filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by competitors. The failure to protect our intellectual property could seriously harm our business because we believe that developing new products and technology that are unique to us is important to our success. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue.

We may be found to infringe on third-party intellectual property rights.

Third parties may in the future assert claims or initiate litigation related to their patent, copyright, trademark and other intellectual property rights in technology that is important to us. The asserted claims and/or litigation could include claims against us or our suppliers alleging infringement of intellectual property rights with respect to our products or components of those products. Regardless of the merit of the claims, they could be time consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop a non-infringing technology or enter into license agreements. There can be no assurance that licenses will be available on acceptable terms, if at all. Furthermore, because of the potential for high court awards, which are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims resulting in large settlements. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results and financial condition could be materially adversely affected.

Costs of compliance with the Sarbanes-Oxley Act of 2002 and the related SEC regulations may harm our results of operations.

The Sarbanes-Oxley Act of 2002 requires heightened financial disclosure and corporate governance for all publicly traded companies. Although the costs of compliance with the Sarbanes-Oxley Act are uncertain due to several factors, we expect that our general and administrative expenses will increase. Failure to comply with the Sarbanes-Oxley Act of 2002, SEC regulations or the listing requirements of the NASDAQ Stock Market LLC (“NASDAQ”) may result in penalties, fines or delisting of our securities from NASDAQ, which could limit our ability to access the capital markets, having a negative impact on our financial condition and results of operations.

Risks Related to this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

Other than the repayment of certain indebtedness in the amount of approximately $6 million, we have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Substantial future sales of our common stock in the public market or otherwise may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

As of June 19, 2008, we had approximately 7,792,145 shares of common stock outstanding. Pursuant to the registration statement filed by us to which this prospectus supplement and the accompanying prospectus relates, we have registered with the SEC up to $100 million of securities represented by our common stock or warrants to purchase common stock for future issuance and sale. In addition, we have also registered for resale securities held by some of our existing stockholders. The market price of our common stock could decline significantly if we or our existing stockholders sell a large number of shares, if we issue a large number of shares of our common stock in connection with future financing activities, acquisitions or otherwise, or due to the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $8.34 per share, after giving effect to the sale by us of 900,000 shares of common stock offered in this offering at a public offering price of $11.00 per share.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $9,016,500, after deducting placement agent fees of approximately $643,500 and estimated offering expenses payable by us of approximately $240,000. However, because there is no minimum offering amount required as a condition to closing this offering, the actual offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus supplement.

We intend to use a portion of the net proceeds (after expenses) to repay approximately $6 million of outstanding indebtedness under our existing acquisition credit facility, which bears interest at a rate per annum of prime plus 2.0% (7.0% on June 18, 2008). Repayment of the advance under the acquisition credit facility is interest only for the year ended August 31, 2008, with repayment of principal amortized over the subsequent 36 or 48 month period without prepayment penalty. The remainder of the net proceeds (after expenses) will be used for various general corporate purposes. We may also use a portion of the net proceeds (after expenses), together with cash on hand, additional borrowings and/or capital stock, to fund future acquisitions of complementary businesses, although we have no present commitments, agreements or understandings to acquire any business.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of March 31, 2008 and as adjusted to give effect to the issuance of 900,000 shares of our common stock being offered hereby and the application of the estimated net proceeds of the offering. You should read this information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements of INX Inc. and the related notes, in our most recent Annual Report on Form 10-K, and with other reports filed with the SEC and incorporated by reference in the accompanying prospectus.

	As of March 31, 2008
		Pro forma
	Actual	as adjusted

	(in thousands of U.S. dollars, except share data)

Cash and cash equivalents	$8,236	$11,253

Notes payable	$6,000	$ —
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 7,422,840 shares issued (actual), 8,322,840 shares issued (as adjusted)	74	83
Additional paid-in capital	36,281	45,289
Accumulated deficit	(3,534)	(3,534)
Total stockholders’ equity	32,821	41,838

Total capitalization	$38,821	$41,838

DILUTION

Our net tangible book value on March 31, 2008 was approximately 13.1 million, or approximately $1.77 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in our net tangible book value after March 31, 2008, other than to give effect to our receipt of the estimated proceeds from the sale of the maximum number of shares issuable in this offering (900,000 shares) at an offering price of 11.00 per share, less the fees due to the placement agent and our estimated offering expenses, our net tangible book value as of March 31, 2008, after giving effect to the items above, would have been approximately $22.2 million, or $2.66 per share. This represents an immediate increase in the net tangible book value of $0.89 per share to existing stockholders and an immediate dilution of $8.34 per share to new investors. The following table illustrates this per share dilution:

Offering price per share		$11.00
Net tangible book value per share as of March 31, 2008	$1.77
Increase in net tangible book value per share attributable to this offering	0.89

Pro forma net tangible book value per share as of March 31, 2008, after giving effect to the offering		2.66

Dilution per share to new investors in the offering		$8.34

The above table is based on 8,322,840 shares of our common stock outstanding as of March 31, 2008 (as adjusted for 900,000 shares to be issued in this offering) and excludes, as of March 31, 2008:

•	1,408,692 shares of common stock issuable upon the exercise of outstanding stock options under our equity incentive plans, with a weighted average exercise price of $4.70 per share, of which options with respect to 84,080 shares were exercised between the period of March 31, 2008 to June 19, 2008;

•	7,443 shares of common stock we awarded to directors on May 14, 2008 pursuant to our existing directors’ compensation plan;

•	262,692 shares of common stock we issued to Access Flow, Inc. on June 6, 2008 in connection with our acquisition of its operations and certain assets, and the assumption of specified liabilities and 11,935 shares of common stock we issued to the broker of the transaction;

•	75,000 shares of common stock which are issuable on July 1, 2008 to Network Architects, Inc. for the year ended May 31, 2008 under our asset purchase agreement with Network Architects, Inc.;

•	349,829 shares of common stock available for future grants under our equity incentive plans which were approved at our May 13, 2008 Annual Stockholders Meeting;

•	500,000 shares of common stock available for purchase under our employee stock purchase plan which were approved at our May 13, 2008 Annual Stockholders Meeting;

•	outstanding warrants to purchase up to 100,000 shares of our common stock at a weighted average exercise price of $19.92 per share, of which 3,155 shares were issued between the period of March 31, 2008 to June 19, 2008;

•	up to 625,000 shares of common stock issuable upon exercise of our publicly traded warrants and warrants underlying certain of the warrants referenced above at an exercise price of $12.45 per share;

•	outstanding warrants we have issued to service providers to purchase up to 90,000 shares of our common stock at a weighted average exercise price of $7.11 per share; and

•	shares of common stock issuable under the Select, Inc. and Access Flow, Inc. purchase agreements contingent upon the attainment of performance criteria, for which the maximum value of future shares issued, if any, is $1,875,000.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future, there will be further dilution to investors in the offering.

PLAN OF DISTRIBUTION

We are offering the shares of common stock through a placement agent. Subject to the terms and conditions contained in the placement agency agreement, dated June 19, 2008, Raymond James & Associates, Inc. has agreed to act as the exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any shares offered by this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the shares, but has agreed to use its best efforts to arrange for the sale of all of the shares offered hereby. We will enter into purchase agreements directly with investors in connection with this offering.

The placement agent proposes to arrange for the sale to one or more purchasers of the shares of common stock offered pursuant to this prospectus supplement, the accompanying prospectus and any free writing prospectus, through direct purchase agreements between the purchasers and us. We have agreed to pay the placement agent an aggregate placement agent’s fee equal to six and one-half percent of the gross proceeds from the sale of the shares of common stock in this offering. We also may reimburse the placement agent for certain reasonable out-of-pocket expenses (including legal fees and expenses) incurred by it in connection with this offering in an amount not to exceed $110,000. At the closing, The Depository Trust Company will credit the shares to the respective accounts of the purchasers.

The following table shows the per share and total placement agent’s fee and expenses we will pay to the placement agent in connection with the sale of the shares offered pursuant to this prospectus supplement, the accompanying prospectus and any free writing prospectus, assuming the purchase of all of the shares of common stock offered hereby:

Per share	$0.84
Total	$753,500

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc., or FINRA, or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any common stock being offered hereby.

Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase shares is subject to the conditions set forth in the purchase agreement as well, which may also be waived.

We currently anticipate that the sale of 900,000 shares of common stock will be completed on or about June 25, 2008. We estimate the total offering expenses of this offering which will be payable by us, excluding the placement agent’s fee, will be approximately $240,000.

We have agreed to indemnify the placement agent against liabilities under the Securities Act. We also have agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Incorporation by Reference” on page S-19 of this prospectus supplement.

Electronic formats of this prospectus supplement and the accompanying prospectus may be made available on Internet sites or through other online services maintained by the placement agent or its affiliates. In those cases, prospective investors may view offering terms online.

Other than the electronic formats of this prospectus supplement and the accompanying prospectus made available by the placement agent or its affiliates, the information contained on, or accessible through, the placement agent’s website or any other website maintained by the placement agent is not part of this prospectus supplement, the accompanying prospectus, any free writing prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, and has not been approved and/or endorsed by us and should not be relied upon by investors.

Lock-Up Agreements

We, along with our executive officers and directors, have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering as set forth in the placement agency agreement, subject to limited extension in certain circumstances.

The 90-day lock-up period described in the preceding paragraph will be extended to the extent the placement agent is providing research coverage of us and is subject to certain FINRA rules if:

•	during the last 17 days of the 90-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period;

in which case the lock-up restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, unless such extension is waived in writing by the placement agent.

The placement agent, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the placement agent will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Epstein Becker & Green, P.C., New York, New York. The placement agent has been represented by Morrison & Foerster LLP, New York, New York.

EXPERTS

The financial statements and the related financial statement schedule incorporated by reference in this prospectus supplement from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Date (as applicable)

Annual Report on Form 10-K	Year ended December 31, 2007, as filed on March 7, 2008, as amended on March 18, 2008
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2008, as filed on May 5, 2008
Proxy Statement for the Annual Meeting of Shareholders	Filed on April 7, 2008
Current reports on Forms 8-K and 8-K/A, as applicable	Filed on February 11, 2008; March 6, 2008; March 7, 2008; May 5, 2008; May 6, 2008; May 13, 2008; June 4, 2008 and June 9, 2008

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the completion of the distribution of the common stock covered by this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information in Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

We will provide to each person who so requests, including any beneficial owner to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” on page 16 of the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

The information in this preliminary prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 4, 2008
PRELIMINARY PROSPECTUS
$100,000,000
INX Inc.
Common Stock and Warrants
We may issue our common stock and/or warrants to purchase common stock, from time to time, in one or more offerings up to $100,000,000 in the aggregate.  We will provide the specific prices and other terms of these offerings in one or more supplements to this prospectus.  Any supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement, together with the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest.  This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.
Our common stock is traded on the Nasdaq Global Market under the symbol “INXI.”  Our public warrants to purchase common stock, which may be different than the warrants offered hereby, are traded on the Nasdaq Global Market under the symbol “INXIW”.  On February 1, 2008, the closing price of our common stock was $10.40 per share and the closing price of our warrants was $1.20 per warrant.
Investing in our securities involves a high degree of risk.  Before buying any securities, you should read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.
This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.
The date of this prospectus is ___, 2008

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in or incorporated by reference in this prospectus, as supplemented or amended from time to time by us, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell, in one or more offerings, any or all of the securities described in this prospectus, separately or together, up to an aggregate initial offering price of $100,000,000. This prospectus provides you with a general description of our securities being offered. When we issue the shares being offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation of certain documents by reference” and “Where you can find more information.”

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus and may not contain all the information that is important to you.  This prospectus includes information about the securities we are offering as well as information regarding our business and detailed financial data. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus.
BUSINESS SUMMARY
We are a provider of Internet Protocol communications solutions for enterprise-class organizations such as corporations, schools and federal, state and local governmental agencies. We provide solutions based primarily on Cisco Systems, Inc. technology and provide our customers with implementation and support services. We believe that our focus and expertise enables us to better compete in the markets that we serve. Because we have significant experience implementing and supporting the critical technology building blocks of Internet Protocol telephony systems for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers.
The convergence of data, voice, and video into a single seamless Internet Protocol communications infrastructure is increasingly responsible for driving business benefits through improved business operations. The foundation of a converged communication platform is a robust, secure, high-performance, high-availability Internet Protocol network infrastructure. As part of our commitment to full life-cycle solutions for our customers, we are dedicated to excellence not only in Internet Protocol telephony voice communications but also in the underlying network infrastructure components upon which Internet Protocol telephony depends.
The Internet Protocol communications solutions we offer are “Cisco-centric,” meaning they are based primarily on the products and technology of Cisco. These solutions include design, implementation and support of LAN/WAN routing and switching, Internet Protocol telephony, voice over IP, network security, network storage and wireless networks. We offer a full suite of advanced technology solutions that support the entire life-cycle of Internet Protocol communications. Our solutions are designed with the complete life-cycle of our customer’s Internet Protocol communications infrastructure in mind. Within a finite set of practice areas, we have standardized our design, implementation, and post-implementation support processes to drive a reliable and scaleable solution that can be tailored to meet the business objectives of our clients. Because of our substantial experience and technical expertise in the design, implementation and support of Internet Protocol communications solutions, we believe we are well-positioned to take advantage of what we believe to be a growing trend of implementation by enterprise organizations of Internet Protocol telephony and voice over Internet Protocol technology, and the use by enterprise organizations of the Internet Protocol network as the platform for all forms of communications.
The market for Internet Protocol communications solutions is extremely competitive. We compete with larger and better financed entities. We currently have thirteen physical offices, which are located in Texas, California, Idaho, Massachusetts, New Mexico, Oregon, Washington and Washington DC. We primarily market to enterprise-class organizations headquartered in or making purchasing decisions from markets that we serve with branch offices. We plan to continue to expand to additional markets throughout the U.S. by establishing additional branch offices in other markets, either by opening additional new offices or through acquisition.
We derive revenue from sales of both products and services. Our product sales consist primarily of sales of Cisco brand products. Our services revenues are derived from two principal types of services: professional services that include design and implementation engineering services, and post-sale support services, which consist of remote monitoring and managed services for enterprise network infrastructure, which we offer through our NetSurant branded service offering.
Our principal executive offices are located at 6401 Southwest Freeway, Houston, Texas 77074, and our telephone number is (713) 795-2000.

RISK FACTORS
An investment in our securities involves various risks. You should carefully consider the following risk factors and other information incorporated by reference herein before deciding to purchase our securities.
We have a history of losses and may continue to incur losses.
We incurred a net loss from continuing operations in each fiscal year since 1999, except fiscal 2006, 2005, and 2003. During 2005 our income from continuing operations was $812 excluding the noncash charge for remeasurement of certain stock options. We cannot assure you that profitability will be achieved or continue in upcoming quarters or years. In order to continue profitability, we will have to maintain or increase our operating margin. We cannot assure you that we will be able to continue to achieve improved operating margins, or that operating margin will not decrease in the future. If we are unable to increase revenue, if our gross margin decreases, or if we are unable to control our operating expenses, our business could produce losses. We have only recently become profitable and are in a rapidly changing industry. In addition, our business depends upon winning new contracts with new customers, the size of which may vary from contract to contract. When we open new branch offices to expand our geographic presence, we expect the newly opened branch offices to produce operating losses for a period of six months to over one year. We plan to open multiple new branch offices in the near future. Whether we are able to remain profitable in the future will depend on many factors, but primarily upon the commercial acceptance of Internet Protocol telephony products and services, specifically those developed and marketed by Cisco.
Our success is dependent upon maintaining our relationship with Cisco.
Substantially all of our revenue for the years ended December 31, 2006, 2005, and 2004 was derived from the sale of Cisco products and related services. We anticipate that these products and related services will account for the majority of our revenue for the foreseeable future. We have a contract with Cisco to purchase the products that we resell, and we purchase substantially all of our Cisco products directly from Cisco. Cisco can terminate this agreement on relatively short notice. Cisco has designated us an authorized reseller and we receive certain benefits from this designation, including special pricing and payment terms. We have in the past, and may in the future, purchase Cisco-centric products from other sources. When we purchase Cisco-centric products from sources other than Cisco, the prices are typically higher and the payment terms are not as favorable. Accordingly, if we are unable to purchase directly from Cisco and maintain our status as an authorized reseller of Cisco network products, our business could be significantly harmed. If we are unable to purchase Cisco products from other sources on terms that are comparable to the terms we currently receive, our business would be harmed and our operating results and financial condition would be materially and adversely affected.
Our success depends upon broad market acceptance of Internet Protocol telephony.
The market for Internet Protocol telephony products and services is relatively new and is characterized by rapid technological change, evolving industry standards and strong customer demand for new products, applications and services. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, recently introduced Internet Protocol telephony products and services are highly uncertain. We cannot assure you that the use of Internet Protocol telephony will become widespread. The commercial acceptance of Internet Protocol telephony products, including Cisco-centric products, may be affected by a number of factors including:
•	quality of infrastructure;

•	security concerns;

•	equipment, software or other technology failures;

•	government regulation;

•	inconsistent quality of service;

•	poor voice quality over Internet Protocol networks; and

•	lack of availability of cost-effective, high-speed network capacity.
If the market for Internet Protocol telephony fails to develop, develops more slowly than we anticipate, or if Internet Protocol telephony products fail to achieve market acceptance, our business will be adversely affected.
Although our success is generally dependent upon the market acceptance of Internet Protocol telephony, our success also depends upon a broad market acceptance of Cisco-centric Internet Protocol telephony.
We cannot assure you that the Cisco-centric Internet Protocol telephony products we offer will obtain broad market acceptance. Competition, technological advances and other factors could reduce demand for, or market acceptance of, the Cisco-centric Internet Protocol telephony products and services we offer. In addition, new products, applications or services may be developed that are better adapted to changing technology or customer demands and that could render our Cisco-centric products and services unmarketable or obsolete. To compete successfully, the Cisco-centric Internet Protocol telephony products we offer must achieve broad market acceptance and we must continually enhance our related software and customer services in a timely and cost- effective manner. If the Cisco-centric Internet Protocol telephony products we offer fail to achieve broad market acceptance, or if we do not adapt our existing services to customer demands or evolving industry standards, our business, financial condition and results of operation could be significantly harmed.
Our business depends on the level of capital spending by enterprises for communications products and services.
As a supplier of Internet Protocol telephony products, applications and services for enterprises, our business depends on the level of capital spending for communications products and services by enterprises in our markets. We believe that an enterprise’s investment in communications systems and related products and services depends largely on general economic conditions that can vary significantly as a result of changing conditions in the economy as a whole. The market for communications products and services may continue to grow at a modest rate or not at all. If our customers decrease their level of spending on communications systems and the related products and services, our revenue and operating results may be adversely affected.
Our profitability depends on Cisco product pricing and incentive programs.
Our annual and quarterly gross profits and gross margins on product sales are materially affected by Cisco product pricing and incentive programs. These incentive programs currently enable us to qualify for cash rebates or product pricing discounts and are generally earned based on sales volumes of particular Cisco products and customer satisfaction levels. We recognized vendor incentives as a reduction of a cost of sales amounting to $6,303, $2,876 and $3,480 in 2006, 2005 and 2004, respectively, representing 4.0%, 2.7%, and 4.9% of total revenues. From time to time Cisco changes the criteria upon which qualification for these incentives are based and there is no assurance that we will continue to meet the program qualifications. Cisco is under no obligation to continue these incentive programs.
A substantial portion of our customers are based in Texas.
We have only recently expanded outside of Texas. Because a majority of the customers we offer our Internet Protocol telephony products to are geographically concentrated in Texas, our customers’ level of spending on communication products may be affected by economic condition in Texas, in addition to general economic conditions in the United States. If demand for Internet Protocol telephony products by enterprises in Texas decreases, our business, financial condition and results of operations could be significantly harmed.
Our strategy contemplates rapid geographic expansion, which we may be unable to achieve, and which is subject to numerous uncertainties.
A component of our strategy is to become one of the leading national providers of Cisco-centric Internet Protocol telephony products. To achieve this objective, we must either acquire existing businesses or hire qualified personnel in various locations throughout the country, fund a rapid increase in operations and implement corporate governance and management systems that will enable us to function efficiently on a national basis. Identifying and acquiring existing businesses is a time-consuming process and is subject to numerous risks. Qualified personnel are in demand, and we expect the demand to increase as the market for Internet Protocol telephony grows. We will also likely face competition from our existing competitors and from local and regional competitors in the markets we attempt to enter. A rapid expansion in the size and geographical scope of our business is likely to introduce management challenges that may be difficult to overcome. We cannot assure you that we will be successful in expanding our operations beyond Texas or achieving our goal of becoming a national provider. An unsuccessful expansion effort would consume capital and human resources without achieving the desired benefit and would have an adverse affect on our business.
We may require additional financing to achieve expansion of our business operations, and failure to obtain financing may prevent us from carrying out our business plan.
We may need additional capital to grow our business. Our business plan calls for the expansion of sales of our Internet Protocol telephony products to enterprises in geographical markets where we currently do not operate, including expansion through acquisitions. If we do not have adequate capital or are not able to raise the capital to fund our business objectives, we may have to delay the implementation of our business plan. We can provide no assurance that we will be able to obtain financing if required, or if financing is available, there is no assurance that the terms would be favorable to existing stockholders. Our ability to obtain additional financing is subject to a number of factors, including general market conditions, investor acceptance of our business plan, our operating performance and financial condition, and investor sentiment. These factors may affect the timing, amount, terms or conditions of additional financing available to us.
We require access to significant working capital and vendor credit to fund our day-to-day operations. Our failure to comply with the financial and other covenants under our working capital facility could lead to a termination of the agreement and an acceleration of our outstanding debt.
We require access to significant working capital and vendor credit to fund our day-to-day operations. Our credit facility with Castle Pines Capital contains a number of financial and other covenants. A breach of these financial or other covenants, unless waived, would be a default under the credit facility. Upon an event of default, Castle Pines Capital may terminate the facility and/or declare all amounts outstanding under such facility immediately due and payable. The acceleration of our debt could have a material adverse effect on our financial condition and liquidity. Additionally, the amount of working capital available to us under the credit facility is dependent upon the amount and quality of our accounts receivable. A significant default or payment delays of our accounts receivable could materially adversely affect our borrowing base and our access to sufficient working capital.
We may be unable to manage our growth effectively, which may harm our business.
The ability to operate our business in a rapidly evolving market requires effective planning and management. Our efforts to grow have placed, and are expected to continue to place, a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will require us to successfully attract, train, motivate and manage new employees, to integrate new employees into our operations and to continue to improve our operational, financial and management controls and procedures. If we are unable to implement adequate controls or integrate new employees into our business in an efficient and timely manner, our operations could be adversely affected and our growth could be impaired.
Our operating results have historically been volatile, and may continue to be volatile, particularly from quarter to quarter.
Our quarter-to-quarter revenue, gross profit and operating profitability have fluctuated significantly. During quarterly periods in which we realize lower levels of revenue our profitability is negatively impacted. Our quarterly operating results have historically depended on, and may fluctuate in the future as a result of, many factors including:
•	volume and timing of orders received during the quarter;

•	amount and timing of supplier incentives received in any particular quarter, which can vary substantially;

•	gross margin fluctuations associated with the mix of products sold;

•	general economic conditions;

•	patterns of capital spending by enterprises for communications products;

•	the timing of new product announcements and releases;

•	pricing pressures;

•	the cost and effect of acquisitions;

•	the amount and timing of sales incentives we may receive from our suppliers, particularly Cisco; and

•	the availability and cost of products and components from our suppliers.
As a result of these and other factors, we have historically experienced, and may continue to experience, fluctuations in sales and operating results. In addition, it is possible that in the future our operating results may fall below the expectations of analysts and investors, and as a result, the price of our securities may fall.
We have many competitors and expect new competitors to enter our market, which could increase price competition and may affect the amount of business available to us and the prices that we can charge for our products and services.
The markets for our all of products and services, and especially our Internet Protocol telephony products and services, are extremely competitive and subject to rapid change. Substantial growth in demand for Internet Protocol telephony solutions has been predicted, and we expect competition to increase as existing competitors enhance and expand their products and services and as new participants enter the Internet Protocol telephony market. Internet Protocol telephony involves the application of traditional computer-based technology to voice communication, and the hardware component of the solution is readily available. Accordingly, there are relatively few barriers to entry to companies with computer and network experience. A rapid increase in competition could negatively affect the amount of business that we get and the prices that we can charge.
Additionally, many of our competitors and potential competitors have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:
•	develop and expand their products and services more quickly;

•	adapt faster to new or emerging technologies and changing customer needs;

•	take advantage of acquisitions and other opportunities more readily;

•	negotiate more favorable agreements with vendors;

•	devote greater resources to marketing and selling their products; and

•	address customer service issues more effectively.
Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships with each other to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers.

Business acquisitions, dispositions or joint ventures entail numerous risks and may disrupt our business, dilute stockholder value or distract management attention.
As part of our business strategy, we plan to consider acquisitions of, or significant investments in, businesses that offer products, services and technologies complementary to ours. Any acquisition could materially adversely affect our operating results and/or the price of our securities. Acquisitions involve numerous risks, some of which we have experienced and may continue to experience, including:
•	unanticipated costs and liabilities;

•	difficulty of integrating the operations, products and personnel of the acquired business;

•	difficulty retaining key personnel of the acquired business;

•	difficulty retaining customers of the acquired businesses;

•	difficulties in managing the financial and strategic position of acquired or developed products, services and technologies;

•	difficulties in maintaining customer relationships, in particular where a substantial portion of the target’s sales were derived from products that compete with products that we currently offer;

•	the diversion of management’s attention from the core business;

•	inability to maintain uniform standards, controls, policies and procedures; and

•	damage to relationships with acquired employees and customers as a result of integration of the acquired business.
Finally, to the extent that shares of our common stock or rights to purchase common stock are issued in connection with any future acquisitions, dilution to our existing stockholders will result and our earnings per share may suffer. Any future acquisitions may not generate the anticipated level of revenue and earnings or provide any benefit to our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.
Our international operations, which we plan to expand, will subject us to additional risks that may adversely affect our operating results due to increased costs.
Revenue generated by products delivered and services provided outside the United States, as a percentage of consolidated revenue, was approximately 4.9%, 3.5% and 2.7% for 2006, 2005 and 2004, respectively. Substantially all of our international revenue represents products delivered or services provided in foreign countries for companies based in the United States or for United States Armed Forces under contracts entered into, administered and paid in the United States. We intend to continue to pursue international opportunities. Pursuit of international opportunities may require us to make significant investments for an extended period before returns on such investments, if any, are realized. International operations are subject to a number of risks and potential costs, including:
•	unexpected changes in regulatory requirements and telecommunication standards;

•	tariffs and other trade barriers;

•	risk of loss in currency exchange transactions;

•	exchange controls or other currency restrictions;

•	difficulty in collecting receivables;

•	difficulty in staffing and managing foreign operations;

•	the need to customize marketing and products;

•	inadequate protection of intellectual property in countries outside the United States;

•	adverse tax consequences; and

•	political and economic instability.
Any of these factors could prevent us from increasing our revenue and otherwise adversely affect our operating results. We may not be able to overcome some of these barriers and may incur significant costs in addressing others.
If we lose key personnel we may not be able to achieve our objectives.
We are dependent on the continued efforts of our senior management team, including our Chairman and Chief Executive Officer, James Long, and our President and Chief Operating Officer, Mark Hilz. If for any reason, these or other senior executives or other key members of management do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. We cannot assure you that we will be able to continue to retain our senior executives or other personnel necessary for the development of our business.
We may not be able to hire and retain highly skilled technical employees, which could affect our ability to compete effectively and could adversely affect our operating results.
We depend on highly skilled technical personnel to research and develop and to market and service our products. To succeed, we must hire and retain employees who are highly skilled in rapidly changing communications technologies. In particular, as we implement our strategy of focusing on Internet Protocol telephony, we will need to:
•	hire more employees with experience developing and providing advanced communications products and services;

•	retrain our current personnel to sell Internet Protocol telephony products and services; and

•	retain personnel to service our products.
Individuals who can perform the services we need to provide our products and services are scarce. Because the competition for qualified employees in our industry is intense, hiring and retaining qualified employees is both time-consuming and expensive. We may not be able to hire enough qualified personnel to meet our needs as our business grows or to retain the employees we currently have. Our inability to hire and retain the individuals we need could hinder our ability to sell our existing products, systems, software or services or to develop and sell new ones. If we are not able to attract and retain qualified employees, we will not be able to successfully implement our business plan and our business will be harmed.
If we are unable to protect our intellectual property rights, our business may be harmed.
Although we attempt to protect our intellectual property through patents, trademarks, trade secrets, copyrights, confidentiality and non-disclosure agreements and other measures, intellectual property is difficult to protect and these measures may not provide adequate protection. Patent filings by third parties, whether made before or after the date of our patent filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by competitors. The failure to protect our intellectual property could seriously harm our business because we believe that developing new products and technology that are unique to us is important to our success. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue.
We may be found to infringe on third-party intellectual property rights.
Third parties may in the future assert claims or initiate litigation related to their patent, copyright, trademark and other intellectual property rights in technology that is important to us. The asserted claims and/or litigation could include claims against us or our suppliers alleging infringement of intellectual property rights with respect to our products or components of those products. Regardless of the merit of the claims, they could be time consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop a non-infringing technology or enter into license agreements. There can be no assurance that licenses will be available on acceptable terms, if at all. Furthermore, because of the potential for high court awards, which are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims resulting in large settlements. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results and financial condition could be materially adversely affected.
Costs of compliance with the Sarbanes-Oxley Act of 2002 and the related SEC regulations may harm our results of operations.
The Sarbanes-Oxley Act of 2002 requires heightened financial disclosure and corporate governance for all publicly traded companies. Although costs of compliance with the Sarbanes-Oxley Act are uncertain due to several factors, we expect that our general and administrative expenses will increase. Failure to comply with the Sarbanes-Oxley Act, Securities and Exchange Commission regulations or NASDAQ listing requirements may result in penalties, fines or delisting of our securities from the NASDAQ, which could limit our ability to access the capital markets, having a negative impact on our financial condition and results of operations.
Our future equity financings may be dilutive or have adverse effects on our existing shareholders and market prices of our securities.
We may issue securities under the registration statement of which this prospectus forms a part that could dilute your ownership in our company and may include terms that give investors rights that are superior to yours.  Moreover, any issuances by us of securities may be at or below the prevailing market price of our common stock and public warrants, which could cause the market price of our securities to drop.  Finally, such securities could be publicly tradeable or resellable.  Given the low volume of our common stock and public warrants, public resales by initial investors of large amounts of our common stock could cause the market price of our securities to drop.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, contains forward-looking statements regarding our future performance. All forward-looking information is inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this prospectus other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
These forward-looking statements speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.
USE OF PROCEEDS
Unless we indicate otherwise in the applicable prospectus supplement, our management will have broad discretion over the use of the net proceeds from the sale of the securities offered in this prospectus.  We currently intend to use such proceeds for working capital and other general corporate purposes.  We may also use such proceeds to fund the acquisition of companies, businesses, technologies, products or assets.  However, we currently have no commitments or agreements for any specific acquisitions.  Pending use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

DESCRIPTION OF SECURITIES
Our authorized capital stock consists of 20,000,000 shares, consisting of 15,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. We have 7,394,414 shares of common stock outstanding at September 30, 2007 and no shares of preferred stock outstanding.
Common Stock
Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulate votes for the election of directors.  Stockholders holding at least half of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of outstanding shares present or represented at a meeting is generally required to take action; the vote by holders of two-thirds of outstanding shares is required to take certain actions, such as the removal of directors and the amendment of the certificate of incorporation.
Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of our liquidation, dissolution or winding up, all our assets remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our certificate of incorporation provides for the issuance of up to 5,000,000 shares of preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. At present, we have no plans to issue any shares of preferred stock.
Warrants
The applicable prospectus supplement will describe the following terms of warrants offered:
•	the title of the warrants;

•	the number of common shares for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the provisions, if any, for changes to or adjustments in the exercise price;

•	the provisions, if any, for call rights or put rights relating to the warrants or the underlying common shares;

•	the date on which the right to exercise the warrants shall commence and the date on which the right will expire;

•	if applicable, the number of warrants issued with each share of our common stock;

•	a discussion of any material federal income tax consequences of holding or exercising the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Holders of warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.
The exercise price payable and the number of shares of our common stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of our common stock or a stock split, reverse stock split, combination, subdivision or reclassification of our common stock. In lieu of adjusting the number of shares of our common stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. No fractional shares will be issued upon exercise of the warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our common stock into which the warrant was exercisable immediately prior to such transaction.
Exercise of Warrants
Each warrant will entitle the holder to purchase for cash such shares of our common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.
The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, direct the issuance of the shares of our common stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
Anti-Takeover Provisions
Our certificate of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.
Removal of Directors.  Our certificate of incorporation provides that our directors may only be removed for cause and only by the affirmative vote of the holders of two-thirds or more of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of director removal, cause means conviction of a felony involving moral turpitude, proof beyond a reasonable doubt that a director has committed grossly negligent or willful misconduct resulting in a material detriment or commission of a material breach of fiduciary duty to the company resulting in a material detriment.
Advance Notice Provisions for Certain Stockholder Actions. Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders. The advance notice procedures generally require that a stockholder give prior written notice, in proper form, to our Secretary, the requirements as to the form and timing of those notices are specified in the bylaws. If it is determined that those advance notice procedures were not complied with, a nomination could be precluded or certain business may not be conducted at the meeting.

Although our bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.
No Stockholder Action by Written Consent; Special Meetings. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the President, the Board by the written order of a majority of directors or upon a written request of Stockholders owning two-thirds or more of our issued and outstanding capital stock and entitled to vote. The written request of stockholders must state the purpose of the meeting and be delivered to the Chairman of the Board, Chief Executive Officer, the President or the Secretary. Accordingly, holders of a significant percentage of our outstanding capital stock may not be able to compel a special meeting of stockholders.
Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws. Under the Delaware General Corporation Law, the stockholders have the right to adopt, amend or repeal our bylaws and with the approval of the board, the certificate of incorporation. Our certificate of incorporation provides that the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of voting stock, voting together as a single class and in addition to any other vote required by our certificate of incorporation or bylaws, is required to amend provisions of the certificate of incorporation or bylaws relating to:
•	the prohibition of stockholder action without a meeting;

•	the restriction of stockholders calling a special meeting;

•	the number, election and term of directors; or

•	the removal of directors.
The vote of a majority of the voting power of the then outstanding shares of voting stock is required to amend all other provisions of our certificate of incorporation. Our certificate of incorporation further provides that our bylaws may otherwise be amended by the board or by the affirmative vote of at least a majority of the voting power of the then outstanding shares of our voting stock, voting together as a single class. These supermajority voting requirements will have the effect of making it more difficult for stockholders to amend the bylaws or the certificate of incorporation.

PLAN OF DISTRIBUTION
We may sell the securities covered by this prospectus in any of three ways (or in any combination):
•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or a single purchaser;

•	through agents.
We will describe in a prospectus supplement the terms of the offering of the securities covered by this prospectus, including:
•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options pursuant to which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed.
Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.
We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.
Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The following documents which we have filed with the SEC pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including any documents or portions thereof incorporated by reference therein;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, including any documents or portions thereof incorporated by reference therein;

•	Our Current Reports on Form 8-K and 8-K/A as applicable, filed with the SEC on March 6, 2007, April 2, 2007, May 3, 2007, May 15, 2007, May 16, 2007, August 6, 2007, August 20, 2007, September 4, 2007, September 5, 2007, October 12, 2007, November 5, 2007, November 8, 2007, November 13, 2007, November 13, 2007 (8-K/A), December 5, 2007, December 21, 2007, January 2, 2008, January 10, 2008 and January 28, 2008

•	The description of our common stock contained in our Registration Statement on Form 8-A (000-21479), filed with the SEC under Section 12 of the Securities Exchange Act of 1934 on April 17, 2006; and

•	All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for documents should be directed to us at 6401 Southwest Freeway, Houston, Texas, 77074, Attention: Chief Financial Officer, telephone (713) 795-2000.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.
We maintain an Internet web site at www.inxi.com. We have not incorporated by reference into this prospectus the information on our web site, and you should not consider it to be a part of this prospectus.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Epstein Becker & Green, P.C., New York, New York.
EXPERTS
The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

900,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

RAYMOND JAMES

June 19, 2008